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

On April 9, 2001, NBC Internet, Inc. and NBC held a joint conference call with the public, a transcript of which follows:

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 1




                                    NBC NEWS

                             MODERATOR: CORY SHIELDS
                                  APRIL 9, 2001
                                   10:00 AM CT



Operator: Good day everyone and welcome to this NBC conference call. Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Vice President of Corporate Communications for NBC, Mr. Cory Shields. Please go ahead.

Cory Shields: Good morning everyone and thanks for joining us. We're here to talk about the news we announced earlier today, that NBC will be acquiring all of NBCi and integrating its properties into NBC. On the call this morning from NBCi's headquarters in San Francisco are Will Lansing, CEO of NBCi and Tony Altig, CFO of NBCi.

         Also on the call from New York, we have Mark Begor, CFO of NBC and President NBC Business Development and Interactive Media. And Joining Mark is Marty Yudkovitz, Executive Vice President, NBC and President, NBC Digital Media.

         Now a few housekeeping matters before we begin. There will be a replay of this call beginning at 2:00 pm Eastern Time. The number is 888-203-1112. And you need to enter confirmation code 464024.

         I also need to read aloud the following forward-looking statement. So please bear with me.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 2


         The press release issued this morning includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are often identified by words such as expect, anticipated and intend.

         These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected, anticipated or implied.

         The forward-looking statements address the following subjects among others: expected date of closing of the merger, future financial and operating results and timing and benefits of the merger. Statements regarding the expected date of completion of the transaction are subject to the risks that the closing conditions will not be satisfied including the risk that regulatory approvals will not be obtained, or that the stockholders of NCBI will not approve the merger, and that the merger will not be consummated.

         For risks about NBCi's business, see Form 10K for the year ended December 31, 2000, as well as its other SEC filings.

         Investors and stockholders are urged to read the proxy statement regarding the merger that will be filed by NBCi with the Securities and Exchange Commission.

         The proxy statement will contain information that stockholders should consider before making any decisions regarding the proposed merger. Investors and stockholders may obtain a free copy of the proxy statement when it is available and other documents filed by NBCi at the commission's Web site at www.sec.gov.

         In addition to the proxy statement, NBCi files Annual, Quarterly and special reports, proxy statements and other information with the commission. You may read and copy any reports,

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 3


         statements and other information filed by NBCi at the commission's public reference room at 450 5th Street NW, Washington, DC, 20549 or at the commission's other public reference rooms in New York, New York and Chicago, Illinois.

         Please call the commission at 800-SEC-0330 for further information on public reference rooms. The proxy statement and these other documents may also be obtained for free from NBCi.

         NBC, NBCi and their respective directors and executive officers may be deemed to be participants in a solicitation of proxies from the stockholders of NBCi in favor of the merger. The directors and executive officers of NBC and their beneficial ownership of NBCi common stock are set forth in the Schedule 13D filed by NBC relating to its ownership of Class B common stock of NBCi.

         The directors and executive officers of NBCi and their beneficial ownership of NBCi common stock are set forth in a current report on form 8K to be filed by NBCi on or about April 10, 2001. You may obtain those documents free of charge at the commission's Web site again, www.sec.gov.

         Stockholders of NBCi may obtain additional information regarding the interest of the foregoing people by reading the proxy statement when it becomes available. And now we'll begin with several opening statements starting with Will Lansing.

William Lansing: Thank you. I'm happy that NBCi has agreed to be acquired by NBC. Given the substantial premium over where the stock has recently been trading, this is clearly the best value for our public shareholders.

         What I'd like to do is spend a moment on the background to this deal.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 4


         Two years ago, when NBCi was conceived and a year and a half ago when the company was formed, the economic outlook for portals was bright. The notion of aggregating content and capturing traffic and eyeballs and selling the associated media to advertisers made sense at the time large anchor tenancy deals were possible in which advertisers would pay millions of dollars for being associated with that count and reaching those eyeballs.

         We developed a portal business and tried to achieve scale. We bought other companies like AllBusiness and FlySwat and GlobalBrain. We added functionality. And along the way we built a great offering.

         We integrated all that functionality under a single brand, the NBCi brand. And we unified the consumer experience and developed a high ease of use offering. But the market changed. Over the last nine months and over the last three months in particular, media sales have softened dramatically and Internet media sales have virtually collapsed.

         And what we see now is that the portal business that we're in at our level of scale is not viable. At the beginning of the year, we started to look at strategic alternatives for the company. We retained bankers and we spoke to many parties about a potential combination.

         In the end, the offer from NBC, our largest shareholder, was the most compelling. We believe that taking this premium for our stock today is a better outcome than continuing to consume cash resources against an uncertain business model in an unfavorable Internet media sales environment. So we're very pleased with this outcome. Let me now turn it over to Mark Begor, CFO of NBC.

Mark Begor: Thanks Will. It's Mark Begor speaking. This was a difficult decision for NBC. But we felt this transaction was in the best interest of both NBCi shareholders and NBC.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 5


         Looking back as Will did, NBCi had a strong brand, a competitive portal offering and a terrific leadership team lead by Will Lansing. Unfortunately their business model was not viable or sustainable.

         The sharp advertising to clients that Will talked about in the Internet advertising space both in banner advertising and sponsorships demonstrated that it didn't make sense to pursue an independent portal strategy.

         NBC wanted to find a way to maximize shareholder value for NBCi's public shareholders and scale down the business in the most efficient way possible.

         Yesterday, NBCi's board approved NBC's merger offer of $2.19 a share cash for the outstanding shares of NBCi. The $2.19 represents a 46 premium - 46% premium over Friday's closing price of $1.50

         The transaction allows NBC to reintegrate NBC.com into our NBC operations and build on the success of NBC.com and MSNBC.com.

         I'll turn it over to Marty Yudkovitz who will add a few more comments before we take questions.

Marty Yudkovitz: Hi everybody, this is Marty Yudkovitz. I just wanted to add to the comment that Will and Mark made that as most of you probably know with Snap.com, which was NBCi's predecessor, NBC entered the portal space very early on for a traditional media company. And that means we sought out the big benefit and took the big risk of a pioneer.

         What looked like a sector tailor-made to our interest and ready for growth turned out to be an economic disappointment for just about everybody in the portal sector today. But we haven't grown gun shy. We remain totally committed to the Internet as an inevitably big growth opportunity

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 6


         for our core media business. We now know better today which approaches work for us, like the MSNBC.com approach, and which don't.

         Therefore, we'll be taking more and more of a vertical integrated approach tied to our core brands and exit - as we exit the portal approach.

Cory Shields: And now we can open it up to questions.

Operator:If you would like to ask a question, please press the star key followed by the digit 1 on your touch-tone telephone. We'll take as many questions as time permits. Once again, that's star 1 if you would like to ask a question. We will pause a moment to assemble our roster.

Cory Shields: Brian?

Operator: We'll go first to Jim Hu with C Net News.com

Jim Hu: Hi, good morning. I'm wondering if you have some comments on reports that there will be full layoffs in the - throughout NBCi? And what eventually will become of the NBCi.com portal?

Man: We will clearly be downsizing NBCi. And over the course of the coming weeks, we'll be sorting out which of the assets will be integrated into NBC.com, into NBC, and which of the assets will be shut down or sold. There will clearly be substantial loss of jobs at NBCi.

Jim Hu:  Great, thank you.

Operator: We'll take our next question from Joe Flint with the Wall Street
         Journal.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 7


Joe Flint: Yes, back to that first question now. I mean I'm curious. Can you tell me -- or maybe someone can look it up and get back to me on it -- but what the staff was of NBCi when it went public, what it is now and what it will be after all this is done?

         And then just, you know, if there's sort of a ballpark figure on what ultimately NBCi, you know, lost in about the year and a half when it first went public for about $88 a share?

Man: When the company when public, the staff was around 500. The staff peaked at 800. We are now around 300. And obviously that number's going to go down dramatically.

Joe Flint: Okay. And then Mark, is there - I mean is there sort of a fear on what, you know, NBC fears it lost over on NBCi?

Mark Begor: Joe, I'm sorry. It's Mark Begor. What did you mean by the question, how much money we've lost?

Joe Flint: Yes.

Mark Begor: Well we've invested in NBCi, over the past couple of years, between the assets we put in and just cash of well over $100 million.

Joe Flint: Okay. And like so what will - with NBCi.com, I mean that site, that name, that - is that all just going to be folded into just - there'll be an NBC.com? Is there...

Mark Begor: Yes Joe, it's Mark Begor again. That's a topic that we're going to spend the next couple of months as we work with Will and his team to fully determine. There's no question that NBC.com will continue and be linked in with our West Coast operations and most likely be integrated with

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 8


         Scott Sass and his team. With regards to the rest of the assets including NBCi.com we'll determine that over the next few months.

Joe Flint: Okay. All right, thanks.

Operator: We'll take our next question from Paul Noglows, JP Morgan H&Q.

Paul Noglows: Could you talk to us a little bit just about how you got to the valuation that GE put upon the company?

Man:     Well Will, probably you should take the first swing at that.

William Lansing: Yes I will. We spend a lot of time looking at alternatives.
         And we looked at everything ranging from at one extreme, liquidating the company and returning the cash, the proceeds and remaining cash to shareholders on through offers or potential offers from interested parties.

         And in the end, the highest offer, the most attractive offer was this one from NBC. I can tell you that the liquidation alternative would have resulted in substantially less cash proceeds to shareholders which is why we've found this approach compelling.

         I mean if you're - just to put a little more detail on it, in a liquidation we would have had to - we still have to in may cases, sort through a host of liabilities ranging from leases to severance payments to payables, notes payable. And in the proceeds net of those liabilities would have been substantially less than the $2.19 a share that shareholders are going to see now.

Operator: We'll take our next question from Steve Bettaglio with Inside.com

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                          Page 9


Steve Bettaglio: Yes, my question was about NBCi and whether you're going to maintain the name and - but you've addressed that. Thank you.

Operator: We'll go now to Bill Lerner with Prudential Securities.

Bill Lerner: Thanks. Have you guys noted whether it would be - whether NBC would be paying cash here or is it assumed?

Mark Begor: This is Mark Begor. Yes we are going to pay cash.

Bill Lerner: Thanks Mark.

Operator: We'll take our next question from Lisa Sanders with CBS Marketwatch.

Lisa Sanders: Thank you.

Operator: We'll go to Carl Lindemann with Broadcasting & Cable.

Carl Lindemann: Hi. This is more directed to Marty. Marty was part of the reason here that the difficultly in translating dot com advertisers into more traditional advertisers? I see in the fourth quarter results that something like 68% of total advertising revenue was from the dot coms which obviously evaporated. Was there just less hope about moving to traditional brick and mortar advertisers?

Marty Yudkovitz: Yes, you hit the nail on the head there Carl. Basically - and Will can speak to this better than I. But NBCi was highly dependent upon other dot coms for advertising because the market was so high. And they're clamoring for what was pretty terrific traffic at good CPMs. And Will was also signing anchor tenancies which really drove the economics early on. And as their businesses dissolved beneath their feet, obviously NBCi suffered from losing those clients.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 10


Carl Lindemann: So it wasn't so much the advertising market as much as the dot com advertising market that really drove this?

Marty Yudkovitz: I'd say it's both. Will do you want to add to that.

William Lansing: Yes let me just add to that Marty. This is Will Lansing. I would say exactly what Marty said. It is both.

         We have been shifting our emphasis away from dot coms and toward traditional advertisers. But we're doing that into the chief media sales environment in which the dollars are very soft. And dollars allocated for Internet media sales are particularly soft. So I think that it's just been a very touch environment.

Mark Begor: Carl, it's Mark Begor. I'll add just one more point to that. I think what we found broadly is that the effectiveness of banner advertising and Internet sponsorship advertising for all of our Internet businesses is really the question. And NBCi was built on that. And as that revenue model collapsed, there really wasn't a business. And the availability of NBCi became a real challenge.

Carl Lindemann: I gather one of the advantages of bringing this in-house is that the advertising sales people can work in a much more integrated approach with the traditional NBC advertisers. How far - I know that transition was somewhat underway, at least a partnership between the two separate companies. How far is that underway and how will that effect the reintegration?

Marty Yudkovitz: It became - this is Marty. It became more and more of an imperative as the dot com advertisers slipped away. And so we have made good progress on that. But at the same time, we coincidentally got hit with a traditional media ad market that weakened very, very considerably.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 11


Mark Begor: Carl, this is Mark Begor again. Let me just add to it. We have been working with Will and his team to try and leverage our traditional television advertisers into the Internet space. And we found that to be quite challenging, that the traditional advertisers really aren't getting the payback for their Internet ad buys. And we've had great difficultly moving their money off our screen to the PC. And we think it will be challenging going forward. We don't see some big hope for us in the future that we're going to create, you know, real revenue upsides for us by having this integrated.

Carl Lindemann: So that the - whatever comes of this, it will be thought of more as a value add than as a possible profit center for some time?

Mark Begor: Yes, almost more as a promotional tool will be clearly how we'll focus NBC.com early on as we've been doing a lot of and has some effectiveness there, but really in leveraging the television side of our business.

Marty Yudkovitz: Very good. On the other hand with other aspects such as MSNBC.com, CNBC.com and other things that we - that we'll endeavor into, there are different economic models. And therefore they either are or can be profitable.

Carl Lindemann: Just one last quick - you say it's really a matter of the banner ads and the click-throughs not working. Is - what are some other advertising models or concepts that you may be developing looking forward to the streaming space?

Man: Well as you point out, as the Internet moves inevitably toward broadband, that means video and that's our turf. And we obviously see a brighter future for advertising in that environment.

Carl Lindemann: All right, well thank you so much.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 12


Operator: Once again, please press star 1 if you would like to ask a question.
         If you find that your question has been asked and answered, you may remove yourself from the question roster by pressing the pound key on your phone.

         We'll go now to Richard Waters with the Financial Times.

Richard Waters: Yes, hi. Good morning. You were saying about advertising, what does that mean for your revenue forecast for this year? And the last figure you indicated was around 100 million. I presume that you're going to fall way short of that now.

Tony Altig: This is Tony Altig Richard. We provided guidance for Q1 of 2001 of about $16 million in revenue. We haven't quite closed out the quarter but feel we're on track for that number.

         In looking forward, we continue to see significant negative impacts in the revenue. And we're probably - we're going to be in a position where we were not going to be able to achieve $100 million in revenue for the current year.

Richard Waters: How far short of it were you going to be?

Tony Altig: We haven't provided any of that guidance. We have very good or pretty good visibility out one quarter. And at present pace, it looks like Q2 would be slightly less than Q1 in revenue.

Richard Waters: Okay. Can you tell us anything about insider ownership of NBCi stock? How much of would be sold by NBCi executives and NBC executives?

Tony Altig: If I understood the questions correctly, NBC owns just under 40% of NBCi's stock at present.

Richard Waters: Sorry, I meant individual. How much do individual executives own?

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 13

Tony Altig: Of NBCi...

Richard Waters: Yes.

Tony Altig: Very, very small...

Richard Waters: Three percent, 4%?

Tony Altig: I don't even think it's that large. There's under - I believe under a half a million shares owned by executives of NBCi.

Mark Begor: That's less than - this is Mark Begor. It's less than 1% of the outstanding shares is owned by either board members or executives of NBCi.

Tony Altig: Because they will be benefiting from this premium along with other shareholders.

Mark Begor: That's right.

Operator: We'll take our next question from George Mannes with The Street.com

George Mannes: You talked a lot about market conditions and that the portal market turning out not to be what people thought it would be.

         I'm curious if you've given any thought - are there any - looking back, are there any strategic areas that you believe that you made? I believe somebody alluded to, you know, going at this problem with a higher cost structure than in retrospect seemed appropriate.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 14


         But - and also of course, you made a lot of acquisitions. Can you address that?

William Lansing: Yes, let me - this is Will Lansing. Let me say a few words about that.

         I think that the business that we entered into when the business - when NBCi was formed was really a different business. It was an advertising business and media sales business. But it was built very much on large sponsorship deals, on anchor tenancy deals that were very high revenue stream relative to the cost associated with providing it.

         Those kinds of deals are simply unavailable in today's environment. And so we've moved much more to a banner advertising CPM-based revenue stream. And that kind of revenue stream doesn't cover the cost structure, even today's cost structure which is substantially lower than the cost structure that the company had some time ago.

         We've dramatically dropped the cost structure, but it's not fast enough to keep it inside of the falling revenue line.

         So do I regret that the business model hasn't worked out? Of course I regret the business model hasn't worked out. I think we made the right moves along the way and moved with the market as the market moved. But in the end you can't find revenue if it's not there. And the Internet media sales simply are very, very weak right now.

         You mentioned the acquisitions. We spent hundreds of millions of dollars on acquisitions to broaden the functionality of our offering over the course of the last year and a half. It's important to note that what we used was our stock which at the time was priced much higher. And so we - in today's dollars we actually spent much less. But we did do several hundred million dollars worth of acquisitions over the last year and a half.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 15


Marty Yudkovitz: This is Marty. I just want to follow-up and say I think that Will and his staff did a fabulous job quite seriously putting up one of the best sites, best products on the Internet. And so I don't look back at it as saying, gee, if only we had done XY or Z. I mean they did a great job. We couldn't have predicted this model, economic model going the way it did.

Operator: We'll go now to Ken Li with the Industry Standard.

Ken Li: Good morning. Just had an accounting question here. Will NBC or GE have to take a write-down on this transaction? And second part is, as of the end of last year, I understand that there were 256 million in cash and marketable equities left in the bank as well as 262 million in remaining NBC on-air promotion credits. Where does that stand today?

Mark Begor: Ken, it's Mark Begor. I'll take the first half of that question and then ask Will maybe to take the second half. With regards to a write-down that NBC may have to take, we won't have that fully determined until closing. But we're very confident that any write-down we take won't impact analysts estimates for NBC's earnings either in the second quarter or for the year 2001.

Tony Altig: Ken, this is Tony Altig. We ended Q1 2001 with about 210 or 215 million in cash. We also have significant liabilities including a note payable and accounts payable.

         The NBC promotional credits ended the year at around 200 million as well. But along with those credits comes an obligation to spend that money on NBC. So we essentially collect cash and then spend the money for promotional credits. So as you collect the receivable, you also have a commitment to spend the dollars.

Ken Li: Now that it's going back to NBC, will that commitment cease to exist? And second, will NBC no longer be able book that as a sale?

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 16


Tony Altig: That's correct.

Man: The answer's yes on both.

Ken Li: Okay. And just to double check, that number at the end of last year was 200 million for...

Tony Altig: At the end of the fourth quarter it was just over 200 million.

Ken Li: Thank you.

Operator: We'll go now to P.J. Joshi with News Day.

P.J. Joshi: Yes, I was wondering if you could tell us how much of the NBCi
         (top ten) or how it will be incorporated into MSNBC.com or CNBC.com and how will the staff be effected there?

Man: This will have no effect on the staffs of CNBC.com or MSNBC.com.

P.J. Joshi: Okay.

Operator: We'll take a question now from Dakota Smith with the Silicon Valley
         Report.

Dakota Smith: Good morning. I'm not sure, my question might have been answered. I was curious about the relationship between the NBC Network and NBCi and the terms of on-air marketing and how much money was spent by NBC to promote NBCi?

         And secondly, your thoughts now about how successful that campaign was?

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 17


Marty Yudkovitz: We don't have figures -- this is Marty -- as to how much was spent promoting NBCi aside from the advertising that NBCi bought on NBC.

         I think...

Dakota Smith: And what was that figure?

Tony Altig: This is Tony Altig. It's about $90 million a year.

Dakota Smith: That was spent on advertising?

Tony Altig: That NBCi spent on NBC.

Dakota Smith: Okay.

Marty Yudkovitz: And the effectiveness of it, you know, Will can answer that.
         I think that clearly we showed we could drive enormous amounts of traffic and audience flow from the TV to the Internet. And I think that still holds true.

William Lansing: All right, Marty, this is Will Lansing. I would add to what
         Marty said that we found some of the promotions very effective. We have a Saturday night movie promotion that resulted in millions of registrations on our site. And in a number of other promotions we're able to take a substantial number of viewers from the television audience and turn them into Internet viewers. So we're very pleased with that relationship.

Operator: We'll take a follow-up with Steve Bettaglio with Inside.com

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 18


Steve Bettaglio: I just - on clarification. NBC, you're saying the promotional part, it's amounted to $200 million. But NBCi had to also spend any revenue that was brought in, put them against these commitments that they had. Can you explain that to me again?

Mark Begor: Yes Steve, it's Mark Begor. Maybe I can help explain that. As part of the deal when we formed the company back in 1999, NBCi made a commitment over five years to spend $90 million a year advertising on NBC to promote itself.

Steve Bettaglio: Yes.

Mark Begor: Okay.

Steve Bettaglio: So the 200 million, was that - that was part of the deal?
         The 200 million that was promotional credits from last year, was that part of NBC's...

Mark Begor: Yes, Steve, that was the remaining balance at the end of last year because they had fulfilled much of their commitment. And there was still - there's still about 200 million to go. And that obviously goes away as part of this transaction.

Steve Bettaglio: And one other broader question here. I mean really, how can you not really sort of characterize this as a shutdown of NBCi? Because that's pretty much what it sounds like?

Mark Begor: Steve, it's Mark Begor. Because we haven't determined fully which assets we're going to integrate into NBC yet, we'll do that over the next 60 to 90 days as it goes through the SEC and proxy process. But there's no question, we're in a wind down. As Will mentioned, there will be significant reductions taken by the NBCi team to their workforce. And we'll evaluate all the assets over the coming months to see how they fit inside of NBC.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 19


Steve Bettaglio: So I mean is there any chance of anything at NBCi now that will still be sort of free-standing when this is all over?

Mark Begor: Well I think I said - we've already said earlier that there's no question NBC.com which is an entity inside of NBCi is an asset that we will integrate into our West Coast operations under Scott (Zasa). Beyond that, we need to do more work to see what we'd want to do with the assets.

Steve Bettaglio:  Thank you.

Operator: We'll take our next question from Jung Park with Deal
         Analytics.com

Jung Park: Yes hi, just have one question...

Mark Begor: Yes hi it's Mark Begor again Tony. You could chime in also. But those are extinguished when the deal is completed sometime this summer.

Tony Altig: Yes, as a matter of fact, the actual note will convert into equity as the transaction closed.

Jung Park: Okay thank you.

Operator: We'll take our next question from Tony Kamin with Venture Strategies.

Tony Kamin: Hi. I wanted to - I wanted to follow-up on the effect on the NBCi traces. Will those also be liquidated? And who's in charge of getting information out about that?

Tony Altig: This is Tony Altig. The NBCi traces are actually administered by
         Goldman Sachs. They're not part of NBCi. And we would refer you to Goldman Sachs with any questions on how the traces are impacted by this.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 20


Cory Shields: We're going to take one more question.

Operator: We'll take our final question from Chris Gaither with the New York
         Times.

Chris Gaither: Good morning. I wanted to ask, you said before that you've been successful in moving viewers from the TV to the Internet. But you didn't seem to always have the same success with doing - moving advertisers from the TV to the Internet. This is still going to be an issue for all of your Web sites whether they're independent or part of NBC. I guess why is that? You haven't had that same success with the advertisers. And also, this is a problem you're going to have to solve at some point. You know, what model do you see being successful on accomplishing that?

Marty Yudkovitz: Well this isn't just - first of all, we're seeing a better and better environment for it. But this isn't something that is...

Chris Gaither: I'm sorry, who is this talking right now?

Marty Yudkovitz: I'm sorry, it's Marty Yudkovitz.

Chris Gaither: All right, thanks Marty.

Marty Yudkovitz: This isn't just our problem. This emanates from the advertisers and the ad agencies and what it is they're trying to achieve with their marketing campaigns. And it has been tough from their end to see the Internet as an effective way of advancing their marketing. Because banner ads for example, just don't work or they just don't work nearly as well as someone had thought. And it will take some evolution of the Internet I think for them to spend larger and larger portions of their ad budgets on the Internet.

                                                                        NBC NEWS
                                                         Moderator: Cory Shields
                                                            09-09-01/10:00 am CT
                                                           Confirmation # 464024
                                                                         Page 21


         And I think with again, with the coming of broadband, you'll see more of that.

Mark Begor: Chris, it's Mark Begor. Just to follow-up on Marty's comment, I think we found that where you have a niche Internet site like MSNBC.com that's tied to our cable business or CNBC.com that's really focused in the financial arena and tied to our cable business, we've had some success in the Internet advertising markets. But a broad Internet portal as a front door, we've seen that it just is not a viable business model and the advertisers are really not putting the money up. And we think going forward that'll continue to be a tough game for us and probably for others.

Chris Gaither: And this similar sort of announcements from News Corp and Walt
         Disney have any sort of, I don't know, pave any waves for you guys, make this decision a little bit easier so you're not the first ones to come out with this?

Man: No, I don't think what Disney or News Corp did had really any influence on the decisions that were made by Will and his team and NBC and the board of NBCi. We really looked at it as, you know, is this a viable business model, is it not and what's the best solution for NBCi shareholders as well as for NBC? And we think we came to that in this transaction.

Chris Gaither: All right, thank you.

Cory Shields: If you have any additional questions, you can contact me, Cory
         Shields at NBC at 212-664-3457 or Rebecca Tompkins at NBC, 212-664-3505 or Roger Mays at NBCi at 415-375-5109.

         Thank you all for joining us this morning.


                                       END